SUPPLEMENT dated March 12, 2008
(To Prospectus Supplement dated March 2, 2008
To Prospectus dated July 30, 2007)

$856,858,000
(Approximate)

Thornburg Mortgage Securities Trust 2008-1
Mortgage Loan Pass-Through Certificates, Series 2008-1

Greenwich Capital Acceptance, Inc. Depositor
Thornburg Mortgage Home Loans, Inc. Sponsor and Seller	Thornburg Mortgage Securities Trust 2008-1 Issuing Entity
Wells Fargo Bank, N.A. Master Servicer and Securities Administrator	LaSalle Bank National Association Trustee
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The prospectus supplement dated March 2, 2008, as supplemented by a supplement dated March 3, 2008 (collectively, the “prospectus supplement”) to the prospectus dated July 30, 2007 with respect to the above captioned series is hereby amended as follows:

Notwithstanding the statements to the contrary on pages S-1, S-2, S-12, S-13, S-14, S-76 and S-77 of the prospectus supplement, the dates upon which the “pass-through rates” will reset with respect to each class of certificates identified below and each accrual period related to any distribution date will be as described below:

•
Up to and including the distribution date in December 2010, the “pass-through rate” of the Class 1A-1 Certificates on any distribution date will be equal to the lesser of (i) 5.2130% and (ii) the net WAC of the group 1 mortgage loans; beginning with the distribution date in January 2011, the pass-through rate of the Class 1A-1 Certificates for any distribution date will be equal to the net WAC of the group 1 mortgage loans.

•
Up to and including the distribution date in December 2010, the “pass-through rate” of the Class 1A-2 Certificates on any distribution date will be equal to the lesser of (i) 6.2410% and (ii) the net WAC of the group 1 mortgage loans; beginning with the distribution date in January 2011, the pass-through rate of the Class 1A-2 Certificates for any distribution date will be equal to the net WAC of the group 1 mortgage loans.

•
Up to and including the distribution date in January 2013, the “pass-through rate” of the Class 2A-1 Certificates on any distribution date will be equal to the lesser of (i) 5.5158% and (ii) the net WAC of the group 2 mortgage loans; beginning with the distribution date in February 2013, the pass-through rate of the Class 2A-1 Certificates for any distribution date will be equal to the net WAC of the group 2 mortgage loans.

•
Up to and including the distribution date in January 2013, the “pass-through rate” of the Class 2A-2 Certificates on any distribution date will be equal to the lesser of (i) 6.3950% and (ii) the net WAC of the group 2 mortgage loans; beginning with the distribution date in February 2013, the pass-through rate of the Class 2A-2 Certificates for any distribution date will be equal to the net WAC of the group 2 mortgage loans.

•
Up to and including the distribution date in November 2014, the “pass-through rate” of the Class 3A-1 Certificates on any distribution date will be equal to the lesser of (i) 5.7760% and (ii) the net WAC of the group 3 mortgage loans; beginning with the distribution date in December 2014, the pass-through rate of the Class 3A-1 Certificates for any distribution date will be equal to the net WAC of the group 3 mortgage loans.

•
Up to and including the distribution date in November 2014, the “pass-through rate” of the Class 3A-2 Certificates on any distribution date will be equal to the lesser of (i) 6.4570% and (ii) the net WAC of the group 3 mortgage loans; beginning with the distribution date in December 2014, the pass-through rate of the Class 3A-2 Certificates for any distribution date will be equal to the net WAC of the group 3 mortgage loans.

•
Up to and including the distribution date in November 2017, the “pass-through rate” of the Class 4A-1 Certificates on any distribution date will be equal to the lesser of (i) 6.2570% and (ii) the net WAC of the group 4 mortgage loans; beginning with the distribution date in December 2017, the pass-through rate of the Class 4A-1 Certificates for any distribution date will be equal to the net WAC of the group 4 mortgage loans.

•
Up to and including the distribution date in November 2017, the “pass-through rate” of the Class 4A-2 Certificates on any distribution date will be equal to the lesser of (i) 6.4320% and (ii) the net WAC of the group 4 mortgage loans; beginning with the distribution date in December 2017, the pass-through rate of the Class 4A-2 Certificates for any distribution date will be equal to the net WAC of the group 4 mortgage loans.

•
Up to and including the distribution date in December 2010, the “pass-through rate” of the Class 1-AX Certificates on any distribution date will be calculated at an annual fixed rate equal to the excess of (i) the net WAC of the group 1 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 1A-1 and Class 1A-2 Certificates. After the distribution date in December 2010, the Class 1-AX Certificates will not receive distributions of interest.

•
Up to and including the distribution date in January 2013, the “pass-through rate” of the Class 2-AX Certificates on any distribution date will be calculated at an annual fixed rate equal to the excess of (i) the net WAC of the group 2 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 2A-1 and Class 2A-2 Certificates. After the distribution date in January 2013, the Class 2-AX Certificates will not receive distributions of interest.

•
Up to and including the distribution date in November 2014, the “pass-through rate” of the Class 3-AX Certificates on any distribution date will be calculated at an annual fixed rate equal to the excess of (i) the net WAC of the group 3 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 3A-1 and Class 3A-2 Certificates. After the distribution date in November 2014, the Class 3-AX Certificates will not receive distributions of interest.

•
Up to and including the distribution date in November 2017, the “pass-through rate” of the Class 4-AX Certificates on any distribution date will be calculated at an annual fixed rate equal to the excess of (i) the net WAC of the group 4 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 4A-1 and Class 4A-2 Certificates. After the distribution date in November 2017, the Class 4-AX Certificates will not receive distributions of interest.

In addition, the fourth paragraph under the heading “The Servicers—Thornburg Mortgage Home Loans, Inc.—Cenlar FSB” on page S-46 of the prospectus supplement is deleted in its entirety and replaced with the following:

Cenlar is rated "Strong" by S&P and RPS2- as a subservicer by Fitch. Cenlar is rated as a Tier One Servicer for Investor Reporting and Remittances, but is not assigned a performance score for Default Management, by Freddie Mac, and is rated as a Tier Two Servicer for HUD.

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All of the other portions of the prospectus supplement shall remain unchanged.
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Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

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